Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investors:	Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708
	Media:	Melissa Merrill
(212) 850-5741

For Immediate Release

GUITAR CENTER ANNOUNCES THIRD QUARTER 2004 RESULTS

~ Net Income Increases 114.7% ~

~ Consolidated Net Sales Increase 18.3% ~

~ Guitar Center Comparable Store Sales Increase 9% ~

Westlake Village, California (October 26, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported its net income in the third quarter of 2004 increased 114.7% to $12.4 million, or $0.45 per diluted share, compared to net income in the third quarter of 2003 of $5.8 million, or $0.23 per diluted share.  Earnings per share in the third quarter of 2004 were calculated based on 29.2 million shares outstanding, inclusive of the 2.9 million shares underlying the company’s senior convertible notes.  Consolidated net sales increased 18.3% to $354.9 million from $300.1 million in the third quarter of 2003.

Marty Albertson, Chairman and Chief Executive Officer of Guitar Center, commented, “Our better than anticipated third quarter financial results demonstrate the continued growth of our industry and execution in our retail and direct response divisions.  The 18% increase in our top line was driven by a strong increase in comparable store sales for our Guitar Center stores and a 22% increase in direct response sales.  We continue to experience positive operating metrics at Musician’s Friend, maintaining an initial fill rate of 94% for the quarter.  As evidenced by our improving operating margin, sales and distribution infrastructure has remained a key focus in our

Guitar Center division.  We are pleased with our third quarter performance and believe we are in a good position going into the holiday season.”

Guitar Center Results

During the third quarter, we opened one large format Guitar Center store in Glen Burnie, Maryland and small format stores in South Bend, Indiana, Kalamazoo, Michigan, Baton Rouge, Louisiana and Peoria, Illinois.  Net sales from Guitar Center stores increased 17.8% to $272.3 million in the third quarter of 2004 compared to $231.2 million in the same period last year.  Comparable store sales increased 9% for the quarter.  Sales from new stores contributed $20.3 million and represent 49.5% of the total increase in Guitar Center store sales.

Gross margin, after buying and occupancy costs, was 26.4% compared to 24.9% in the year-ago period.  This increase reflects higher than expected selling margin, reduced freight expense and leveraging of occupancy costs due to the strong comparable store sales increase.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.8% of net sales versus 20.9% in the third quarter of 2003.  The improvement is primarily due to leveraging on sales and increased operational efficiencies.

Musician’s Friend Results

Third quarter direct response net sales increased 21.7% to $71.8 million from $59.0 million in the comparable period last year.

Gross margin for the quarter was 31.3% compared to 32.3% in the third quarter of 2003.  The decrease in gross margin resulted primarily from a reduced selling margin.  Selling, general and administrative expenses for the direct response division were 21.1% of net sales versus 21.6% in the prior year period.  The decrease primarily reflects leveraging on sales and increased operational efficiencies.

American Music Results

During the third quarter, net sales from American Music stores increased 8.1% to $10.7 million from $9.9 million in the same period of 2003.  American Music comparable store sales for the quarter were flat.

Third quarter gross margin for the American Music stores was 33.6% compared to 32.5% in the year-ago period.  The increase primarily reflects a shift in product mix due in part to the previously announced acquisition of Karnes Music’s band and orchestra business as well as reduced shrink expense.  Selling, general and administrative expenses were 45.6% of net sales versus 50.9% in the same period last year.  The improvement is primarily due to a decrease in advertising and bad debt expense and leveraging from a higher sales base.  In line with expectations, we incurred an operating loss of $1.3 million for the third quarter for these stores.

Liquidity and Interest Expense

At September 30, 2004, we held cash balances of $11.8 million and had no borrowings drawn under our line of credit.  Interest expense in the third quarter of 2004 was $1.3 million compared to $4.3 million in the third quarter of 2003.  The reduction in interest expense is due primarily to the retirement of $67 million in 11% senior notes through a $100 million 4% convertible bond offering completed in June 2003.  The reduced after-tax interest expense benefited earnings by $0.05 per diluted share in the third quarter.

Business Outlook

Assuming current business and economic trends continue, we continue to project fourth quarter 2004 net sales will be in the range of $437.5 million to $451.5 million, in line with guidance previously provided for the fourth quarter on December 4, 2003.  We anticipate Guitar Center comparable store sales will increase between 3% and 5% for the fourth quarter of 2004, reflective of the higher than anticipated 10% Guitar Center comparable store sales increase achieved in the fourth quarter of 2003.

We estimate fourth quarter diluted earnings per share will be in the range of $0.80 to $0.88.  Our earnings guidance for the fourth quarter of 2004 includes the previously announced one-time after-tax charge of approximately $1.2 million, or $0.04 per diluted share, being recorded in connection with the termination of the Company’s existing employment agreement with Larry Thomas.  The per share amount is based on an estimated 29.6 million diluted shares, which includes the 2.9 million conversion shares related to the Company’s senior convertible notes deemed to be outstanding for purposes of calculating diluted earnings per share under the “if-converted” method of accounting.   Our fourth quarter diluted earnings per share guidance in the range of $0.87 to $0.95 previously provided on December 4, 2003, was based on an estimated 25.5 million diluted shares.

The comments regarding future financial performance in the immediately preceding paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

President of American Music to Retire / Guitar Center Director Steps Down

The Company announced today that David Fleming is retiring as President of American Music Group, effective March 31, 2005.  Guitar Center plans to initiate a search for Mr. Fleming’s replacement prior to this effective date.

Additionally, Wayne Inouye, a director since 2003, recently resigned from the Guitar Center board of directors.

Pro Forma Data

We have prepared pro forma data applicable to the three and nine months ended September 30, 2004 to supplement our results determined under applicable generally accepted accounting principles (GAAP).  This information should be read in conjunction with our financial statements prepared under GAAP which are attached to this release.

As previously indicated in our July 1, 2004 8-K filing, holders of Guitar Center 4.0% Senior Convertible Notes due 2013 may, if they elected, have converted the notes into common stock during the conversion period commencing July 16, 2004 and continuing through and including October 14, 2004.  As the notes were and will be convertible during a portion of at least the third and fourth fiscal quarters of 2004, during such periods our earnings per share under applicable GAAP will be determined pursuant to the “if-converted” method.  Based on recent pronouncements of the Financial Accounting Standards Board, or FASB, the “if-converted” method of accounting is expected to be required by GAAP for all future periods, regardless of the trading price of our common stock.

The following pro forma data reflects the impact to diluted earnings per share without using the “if-converted” method for the three and nine months ended September 30, 2004.  This method assumes conversion of convertible securities at the beginning of the respective reporting periods.  We have provided this pro forma data in light of the pending change in GAAP applicable to the convertible bonds and to enhance investor analysis of the earnings per share information.

Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes.  The following table illustrates the adjustments assuming application of the “if-converted” method as of January 1, 2004 and reconciles the pro forma data to the financial statements:

	Three months ended September 30, 2004	Nine months ended September 30, 2004
	(In thousands except per share Amounts)
	(Unaudited)
Calculation of diluted earnings per share under GAAP
Net income	$12,411	$36,335
Add back interest, net of tax on 4% Senior Convertible notes (a)	733	733
Net income excluding interest expense on 4% Senior Notes	13,144	37,068

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	26,343	25,941

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	2,892	964

Diluted weighted average shares outstanding	29,235	26,905

Diluted net income per share	$0.45	$1.38

Pro forma calculation of diluted earnings per share excluding effect of 4% Senior Convertibles Notes
Net income	$12,411	$36,335

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	26,343	25,941

Pro forma diluted net income per share excluding shares on 4% Senior Convertible Notes	$0.47	$1.40

Pro forma dilutive effect from 4% Senior Convertible Notes	$(0.02)	$(0.02)

(a)                                  Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Notes, net of tax, using our effective tax rate of 38%.

(b)                                 Represents the assumed convertible shares outstanding on the 4% Senior Notes.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today at 2:00 p.m. PDT to discuss third quarter financial results.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international); Conference ID Guitar Center.  The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.fulldisclosure.com.  A replay of the call will be available through November 2, 2004 and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 1595450.  A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 135 Guitar Center stores, with 112 stores in 46 major markets and 23 stores in secondary markets across the U.S.  In addition, the American Music division operates 20 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the quarter ending December 31, 2004, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

Tables Follow